Exhibit 99.1

For Immediate Release

Contact:

Rick Saunders, CEO

(888) 543-5510

rsaunders@firstreliance.com

First Reliance Announces Strong 3rd Quarter Results

October 27, 2014 Florence, S.C., (Global Newswire) - First Reliance Bancshares, Inc (OTC: FSRL) announced that it had unaudited net income of $4,447,675, or $0.77 per diluted share, for the nine months ended September 30, 2014. This compares to unaudited net loss of $2,651,556, or $0.84 per diluted share, for the nine months ended September 30, 2013. The difference in net income between the two periods primarily relates to a tax benefit of $3.1 million derived from the recapture of a portion of the Company’s deferred tax asset in the third quarter of 2014. The Company has a remaining DTA valuation allowance of $6,598,788 as of September 30, 2014. Net Income per share for the period ending September 30, 2014 is based on 4,648,535 diluted average shares compared to 4,202,251 diluted average shares for 2013. Income before income taxes increased 152.2% to $1,382,806 from a loss before income taxes of $2,651,556 for the nine months ended September 30, 2014 and 2013, respectively. The 2014 pretax operating results were influenced by growth in net interest income, reduced provision for loan losses, and reductions in noninterest expenses.

Net interest income increased $1,064,754 and totaled $10,142,202 for the nine months ended September 30, 2014, compared to $9,077,448 for the nine months ended September 30, 2013.

Noninterest income decreased $107,640 and totaled $3,306,955 for the nine months ended September 30, 2014 compared to $3,414,595 for 2013, primarily due to an $86,498 reduction in fees on mortgage loans sold.

Noninterest expense levels decreased $2,565,266 and totaled $11,968,525 for the nine months ended September 30, 2014 compared to $14,533,791 for 2013. Contributing to this decrease were reductions in salaries and benefits, and overhead expenses on other real estate owned.

(First Reliance Announces continued) – Pg. 2

For the quarter ended September 30, 2014, unaudited net income was $3,728,986, or $0.72 per diluted share. This compares to an unaudited net loss of $2,469,901, or $0.63 per diluted share for the quarter ended September 30, 2013. The income per share for the quarter is based on 4,665,290 diluted average shares compared to 4,413,119 diluted average shares for 2013. Pretax income increased 127% to $664,117 for the quarter ended September 30, 2014 from a loss before income taxes of $2,469,901. The 2014 pretax operating results were influenced by a growth in net interest income, reduced provision for loan losses, and reductions in noninterest expenses.

Total assets increased 3.56% and were $368.1 million as of September 30, 2014 compared to $355.4 million as of December 31, 2013.

Loans increased 5.70% or $13.6 million, excluding loans held for sale, to $252.1 million as of September 30, 2014, from $238.5 million as of December 31, 2013.

Deposits increased by $9.9 million, or 3.51% to $292.3 million at September 30, 2014, from $282.4 million at December 31, 2013. The increase in loans was funded by an increase in core non-time deposits.

The Company continues to show improvement in asset quality. For the first nine months ended September 30, 2014, additions to the allowance for loan losses were minimal at $97,826. Increased recoveries, reduced non-performing assets, declining delinquencies, and reduced classified loans all contributed to this result. The ratio of nonperforming assets to total assets was 1.11% as of September 30, 2014, compared to 6.31% as of September 30, 2013. The allowance for loan losses as a percentage of loans was 1.15% as of September 30, 2014, compared to 1.25% as of September 30, 2013. The allowance for loan losses as a percentage of total nonperforming loans totaled 141.73% as of September 30, 2014, compared to 32.47% as of September 30, 2013.

(First Reliance Announces continued) – Pg. 3

“We are very pleased with our Company’s third quarter results as our asset quality continues to strengthen and as we maintain solid trends within our business model. Our capital remains strong and well above regulatory requirements and we have experienced growth in core deposits, loans, as well as increasing our liquidity. ” said Jeffrey Paolucci, Executive Vice President and Chief Financial Officer of First Reliance Bank.

“We believe that First Reliance’s third quarter results combined with the strategic actions to managing key areas of the bank over the past few years show the strength of our plan and our management team. Third quarter performance provided confirmation that positive trends for the core business remains in place. We continue to be a community bank of choice in our local communities as many people have discovered the exceptional service they receive and recognize us for our support of the communities we are in,” said Rick Saunders, President and CEO of First Reliance Bank.

(First Reliance Announces continued) – Pg. 4

Three Months Ended
	September 30, 2014	September 30, 2013	% Change
Income Statement Data
Net Interest Income	3,550,435	3,008,565	18.01%
Provision for loan losses	51,896	609,808	-91.49%
Noninterest Income	1,165,575	1,180,580	-1.27%
Noninterest Expense	3,999,997	6,049,238	-33.88%
Income Tax Expense (Benefit)	(3,064,869)	-
Net Income (Loss)	3,728,986	(2,469,901)

Per Share Data
Net Income Per Share
Basic	$0.74	$(0.63)	217.46%
Diluted	$0.72	$(0.63)	214.29%

Average Shares Outstanding
Basic	4,571,726	4,413,119	3.59%
Diluted	4,665,290	4,413,119	5.71%

Key Ratios
Return on Assets	1.01%	-0.68%	248.41%
Return on Equity	10.25%	-6.63%	254.75%
Nonperforming assets to assets	1.11%	6.31%	-82.41%
Reserve to loans	1.15%	1.25%	-8.30%
Reserve to nonperforming loans	141.73%	32.47%	336.50%
Net Interest Margin	4.41%	3.81%	15.76%

(First Reliance Announces continued) – Pg. 5

ABOUT FIRST RELIANCE BANK

First Reliance Bank, founded in 1999, employs approximately 100 highly-talented associates. The bank serves the Columbia, Lexington, Charleston, Mount Pleasant and Florence markets in South Carolina. The bank has been recognized as “One of the Best Places to Work in South Carolina” by the SC BIZ for eight consecutive years and was named 2009 Lender of the Year by the South Carolina Housing Authority. First Reliance Bank offers several unique customer programs which include a Hometown Heroes package of benefits to serve those who are serving our communities, Check ‘N Save, a community outreach program for the unbanked or under-banked, a Moms First program, and an iMatter program targeted to young people. The Bank also offers a Customer Service Guaranty, a Mortgage Service Guaranty, FREE Coin Machines for customers to use, Mobile Banking, and is open on most traditional bank holidays. Its commitment to making customers' lives better, and the idea that “There's More to Banking Than Money” has earned the bank a customer satisfaction rating of 95% (2013 results from an outside survey firm.)

First Reliance Bank is traded as FSRL.OB. Information about the Company is available on the Company’s web site at www.firstreliance.com

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

Contact Jeffrey A. Paolucci, Executive Vice President and Chief Financial Officer, (843) 674-3250.

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First Reliance BancShares

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2014	2013
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents:
Cash and due from banks	$4,354,369	$3,548,974
Interest-bearing deposits with other banks	20,207,489	14,698,851
Total cash and cash equivalents	24,561,858	18,247,825

Time deposits in other banks	101,409	101,207

Securities available-for-sale	13,537,545	12,144,843
Securities held-to-maturity (Estimated fair value of $33,247,693 and $36,951,934 at September 30, 2014 and December 31, 2013, respectively)	32,626,235	36,951,934
Nonmarketable equity securities	1,142,500	1,594,900
Total investment securities	47,306,280	50,691,677

Mortgage loans held-for-sale	2,568,011	2,248,252

Loans receivable	252,090,858	238,502,131
Less allowance for loan losses	(2,900,341)	(2,894,153)
Loans, net	249,190,517	235,607,978

Premises, furniture and equipment, net	23,905,800	24,333,616
Accrued interest receivable	1,048,362	1,129,881
Other real estate owned	2,009,212	8,932,634
Cash surrender value life insurance	13,197,741	12,945,693
Other assets	4,181,399	1,169,368
Total assets	$368,070,589	$355,408,131

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing transaction accounts	$69,328,528	$65,576,524
Interest-bearing transaction accounts	61,570,826	46,046,043
Savings accounts	85,834,789	86,247,410
Time deposits $100,000 and over	37,137,622	39,934,745
Other time deposits	38,453,965	44,610,301
Total deposits	292,325,730	282,415,023
Securities sold under agreement to repurchase	7,639,859	4,876,118
Advances from Federal Home Loan Bank	17,000,000	23,000,000
Junior subordinated debentures	10,310,000	10,310,000
Accrued interest payable	747,529	587,649
Other liabilities	3,675,658	2,126,597
Total liabilities	331,698,776	323,315,387

Shareholders’ Equity
Preferred stock
Series A cumulative perpetual preferred stock - 15,349 shares issued and outstanding at September 30, 2014 and December 31, 2013	15,179,709	15,145,597
Series B cumulative perpetual preferred stock - 767 shares issued and outstanding at September 30, 2014 and December 31, 2013	767,000	769,894
Common stock, $0.01 par value; 20,000,000 shares authorized, 4,738,370 and 4,568,695 shares issued and outstanding at, September 30, 2014 and December 31, 2013, respectively	47,384	45,687
Shareholders’ Equity
Capital surplus	30,909,652	30,609,281
Treasury stock, at cost, 35,176 and 29,846 shares at September 30, 2014 and December 31, 2013, respectively	(205,513)	(201,686)
Nonvested restricted stock	(426,090)	(32,138)
Retained deficit	(10,031,450)	(14,447,907)
Accumulated other comprehensive income	131,121	204,016
Total shareholders’ equity	36,371,813	32,092,744
Total liabilities and shareholders’ equity	$368,070,589	$355,408,131

First Reliance BancShares

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Interest income:
Loans, including fees	$3,461,473	$3,246,099	$10,058,113	$10,090,301
Investment securities:
Taxable	278,023	272,918	846,326	935,158
Nontaxable	28,512	16,987	85,612	16,987
Other interest income	27,200	20,295	56,956	73,230
Total	3,795,208	3,556,299	11,047,007	11,115,676
Interest expense:
Time deposits	147,846	376,271	562,813	1,502,759
Other deposits	31,971	49,458	97,798	173,446
Other interest expense	64,956	122,005	244,194	362,023
Total	244,773	547,734	904,805	2,038,228
Net interest income	3,550,435	3,008,565	10,142,202	9,077,448
Provision for loan losses	51,896	609,808	97,826	609,808
Net interest income after provision for loan losses	3,498,539	2,398,757	10,044,376	8,467,640

Noninterest income:
Service charges on deposit accounts	421,013	435,616	1,204,042	1,252,816
Gain on sales of mortgage loans	287,752	303,781	791,324	877,822
Income from bank owned life insurance	84,276	86,908	252,048	258,675
Other charges, commissions and fees	272,496	271,658	807,392	739,322
Gain on sale of securities	-	-	5,321	33,917
Other non-interest income	100,038	82,617	246,828	252,043
Total	1,165,575	1,180,580	3,306,955	3,414,595
Noninterest expenses:
Salaries and employee benefits	1,741,970	1,939,545	5,395,856	5,845,209
Occupancy expense	372,572	390,355	1,125,353	1,123,502
Furniture and equipment expense	371,530	435,846	1,178,101	908,688
Other operating expenses	1,513,925	3,283,492	4,269,215	6,656,392
Total	3,999,997	6,049,238	11,968,525	14,533,791
Net income (loss) before income taxes	664,117	(2,469,901)	1,382,806	(2,651,556)

Income tax benefit	(3,064,869)	-	(3,064,869)	-
Net income (loss)	3,728,986	(2,469,901)	4,447,675	(2,651,556)
Preferred stock dividends	362,610	254,449	857,595	752,944
Deemed dividends on preferred stock resulting from net accretion of discount and amortization of premium	-	44,876	31,218	133,164
Net income (loss) available to common shareholders	$3,366,376	$(2,769,226)	$3,558,862	$(3,537,664)

Average common shares outstanding, basic	4,571,726	4,413,119	4,570,257	4,202,251
Average common shares outstanding, diluted	4,665,290	4,413,119	4,648,535	4,202,251

Income (loss) per common share:
Basic income (loss) per share	$0.74	$(0.63)	$0.78	$(0.84)
Diluted income (loss) per share	0.72	(0.63)	0.77	(0.84)